Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports Third Quarter 2008 Financial Results
•	Economic Results loss was $(62.1) million, or $(1.37) per diluted share

•	Economic Results book value was $8.66 per share at September 30, 2008

•	GAAP net loss was $(390.2) million, primarily reflecting changes in the fair value of Primus Financial’s credit swap portfolio and losses incurred from credit events

•	Credit protection premium income was $24.4 million, an increase of 9.4% from the third quarter 2007

•	At September 30, 2008, future premiums on the existing Primus Financial portfolio were in excess of $300.0 million
Hamilton, Bermuda – November 5, 2008 – Primus Guaranty, Ltd. (“Primus Guaranty” or “the Company”) (NYSE:PRS), a provider of credit protection, announced today a GAAP net loss of $(390.2) million, or $(8.63) per diluted share, for the third quarter of 2008, compared with a GAAP net loss of $(128.4) million, or $(2.85) per diluted share, for the third quarter of 2007. For the nine months ended September 30, 2008, the GAAP net loss was $(797.7) million, or $(17.65) per diluted share, compared with a GAAP net loss of $(159.7) million, or $(3.57) per diluted share, for the same period in 2007.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). Commencing in the third quarter of 2008, the Company will make provisions for credit events of this nature in the period in which the event occurs for Economic Results, a change from our previous practice. The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operation and that Economic Results provide a useful, alternative view of the Company’s performance.
During the third quarter of 2008, Economic Results were $(62.1) million, or $(1.37) per diluted share, compared with Economic Results of $12.6 million, or $0.28 per diluted share, in the third quarter of 2007. For the nine months ended September 30, 2008, Economic Results were $(21.5) million, or $(0.48) per diluted share, compared with Economic Results of $40.7 million, or $0.90 per diluted share, for the same period in 2007.

“The third quarter was an extremely difficult operating environment for Primus, with the turmoil in the credit markets significantly impacting the Company,” said Thomas W. Jasper, Chief Executive Officer, Primus Guaranty, Ltd.. “New business activity continues to be adversely affected and we expect that it will remain so for the foreseeable future, even though we have high ratings and a substantial level of capital. Our primary focus now is on conserving capital, in particular the value embedded in our credit protection portfolio, for shareholders.”
Third Quarter Revenues
Economic Results revenues for the third quarter 2008 were $(52.4) million, a decrease of $81.4 million from $29.0 million in the third quarter of 2007. The decrease in revenues was principally driven by credit event losses within Primus Financial’s credit swap portfolio during the third quarter of 2008.
Primus Financial’s premium income for the third quarter of 2008 was $24.4 million, compared with $22.3 million in the same period of 2007, an increase of 9.4%. Premium income associated with Primus Financial’s credit swap transactions with Lehman Brothers Special Financing Inc. (“LBSF”), a counterparty which has filed for bankruptcy, have been excluded from the third quarter 2008 premium income of $24.4 million.
Realized credit event costs were $84.4 million for the third quarter of 2008 arising from four credit events on reference entities in Primus Financial’s single name credit swap portfolio. There were no credit events in Primus Financial’s credit swap portfolio in the comparable period of 2007. Primus Financial did not incur any credit mitigation costs from the termination of credit swaps prior to maturity in the third quarter of 2008, compared with credit mitigation costs of $144 thousand in the same period of the prior year.
Asset management fees in the third quarter of 2008 from three corporate investment grade synthetic Collateralized Swap Obligations (CSOs) and two Collateralized Loan Obligations (CLOs) were $1.1 million, consistent with $1.1 million in the third quarter of 2007.
Consolidated interest income for the third quarter of 2008 was $6.2 million, compared with $10.9 million in the third quarter of 2007. The decrease was primarily the result of a decline in short-term interest rates. The average yield in the third quarter of 2008 decreased to 2.77%, from 5.18% in the same quarter of 2007. Average investment balances were $898.4 million for the third quarter of 2008, compared with $836.7 million for the same quarter of 2007. The increase in investment balances was principally attributable to the operating cash flows from business activities.
GAAP total net losses for the third quarter 2008 were $(380.5) million, compared with $(112.0) million for the same quarter in 2007. The total GAAP net losses for the third quarter 2008 were primarily the result of net mark-to-market losses of $327.6 million, after inclusion of a favorable non-performance risk adjustment of $346.6 million. Effective January 1, 2008, the Company adopted the accounting provisions of Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. The adoption of SFAS No. 157 affected the fair value calculation of the Primus Financial’s credit swap liabilities through the inclusion of an adjustment for its non-performance risk, as required under the standard.

Third Quarter Operating and Financing Expenses
The Company’s operating expenses, excluding financing costs, were $4.3 million in the third quarter of 2008, compared with $9.4 million in the third quarter of 2007. The decrease in expenses was mainly attributable to a reduction in accrued incentive compensation and other cost-cutting initiatives.
Financing costs, which include debt interest expense and distributions on preferred shares, were $5.4 million for the third quarter of 2008, compared with $7.0 million for the third quarter of 2007. The decrease in financing costs was primarily attributable to lower London Interbank Offered Rate (“LIBOR”) rates, partially offset by the impact of contractual maximum spread rates on the auction rate securities issued by Primus Financial. The blended average financing rates on the Company’s debt and preferred securities was 5.06% in the third quarter of 2008, compared with 6.60% in the third quarter of 2007.
During the third quarter of 2008, Primus Financial’s auction rate debt and preferred securities continued to reset at the contractual maximum rates due to the lack of investor demand in the debt capital market for auction rate securities. The outstanding debt and preferred securities of the Company are all long-term, with the first maturity in 2021.
Nine Months Ended September 30 Revenues
Economic Results revenues for the nine months ended September 30, 2008 were $20.6 million, compared with $91.0 million for the same period in 2007.
Credit swap premiums for the nine months ended September 30, 2008 increased to $78.9 million, compared with $60.9 million for the same period in 2007.
Credit event losses and credit mitigation costs from the early termination of credit swaps in Primus Financial’s portfolio were $85.5 million for the nine months ended September 30, 2008, compared with credit mitigation costs of $2.4 million for the same period in 2007.
Asset management fees for the nine months ended September 30, 2008 were $3.3 million, an increase of approximately $900 thousand from the same period in 2007. The increase was attributable to asset management fees related to Primus CLO II, Ltd., which commenced operations in July 2007.
Consolidated interest income for the nine months ended September 30, 2008 was $21.7 million, a decrease of approximately $9.5 million for the same period in 2007. The decrease was primarily driven by lower yields on the investment portfolio. The average yield in the first nine months of 2008 decreased to 3.30% from 5.05% in the same period of 2007. Average investment balances were $877.9 million for the first nine months of 2008, compared with $818.8 million for the same period in 2007.
GAAP total net losses for the nine months ended September 30, 2008 were $(755.6) million, compared with $(109.4) million for the same period in 2007. During the first nine months of 2008, credit spreads widened substantially as the global credit markets experienced extremely difficult conditions, which resulted in net unrealized mark-to-market losses on Primus Financial’s portfolio of credit swaps. After inclusion of a favorable non-performance risk adjustment of $716.0 million, the unrealized mark-to-market loss in Primus Financial’s net credit swap portfolio was $769.8 million for the nine months ended September 30, 2008, compared with an unrealized mark-to-market loss of $198.3 million in the same period in 2007.

Nine Months Ended September 30 Operating and Financing Expenses
Operating expenses, excluding financing costs, were $24.1 million for the nine months ended September 30, 2008, compared with $29.6 million for the same period in 2007. The decrease in operating expenses was mainly attributable to a reduction in accrued incentive compensation and other cost-cutting initiatives.
Financing costs, comprising of distributions on preferred shares and interest expense, were $18.0 million for the nine months ended September 30, 2008, compared with $20.6 million for the same period in 2007. The blended average financing rates on the Company’s debt and preferred securities was 5.64% in the nine months ended September 30, 2008, compared with 6.46% in the same period of 2007. The decrease in financing costs was primarily a result of lower LIBOR rates, partially offset by higher contractual maximum spread rates on Primus Financial’s auction-rate debt and preferred securities.
Credit Swap Portfolio — Primus Financial
At September 30, 2008, Primus Financial’s portfolio of credit swaps sold totaled $22.9 billion, compared with $23.0 billion at December 31, 2007. The portfolio had a weighted average original premium of 43.6 basis points, a weighted average credit rating of A/Baa1, and an average remaining tenor of 3.30 years as of September 30, 2008. (Weighted average original premiums included in this release exclude Primus Financial’s credit swap transactions with LBSF, which declared bankruptcy following the end of the third quarter of 2008).
Single Name Credit Swaps
At September 30, 2008, Primus Financial’s portfolio of single name credit swaps sold totaled $17.8 billion, with a weighted average premium of 44.1 basis points and a weighted average credit rating of A-/Baa2, which represented 586 reference entities. The third quarter 2008 new transaction volume for single name credit swaps sold was $74.3 million, with a weighted average credit rating of A+/A2.
Bespoke Tranches
At September 30, 2008, Primus Financial’s bespoke tranches sold totaled $5.0 billion, with a weighted average premium of 40.7 basis points and a weighted average credit rating of AA+/Aa3. Primus Financial did not transact any new bespoke tranches during the third quarter of 2008.
Credit Swaps on Asset-Backed Securities
At September 30, 2008, Primus Financial’s portfolio of CDS on ABS totaled $75.0 million, with a weighted average premium of 138.4 basis points. Primus Financial did not transact any new CDS on ABS during the third quarter of 2008.
Balance Sheet
At September 30, 2008, total assets, on a GAAP basis, were $935.1 million, an increase of $46.5 million from December 31, 2007.
At September 30, 2008, GAAP net shareholders’ equity was $(893.4) million, compared with $(93.5) million at December 31, 2007.

Economic Results equity was $391.7 million at September 30, 2008, compared with $409.9 million at December 31, 2007. Economic Results book value per share issued and outstanding was $8.66 as of September 30, 2008, compared with $9.10 at December 31, 2007.
Total cash, cash equivalents and available-for-sale investments at September 30, 2008 was $913.8 million, of which $820.4 million was held at Primus Financial. The $820.4 million held at Primus Financial does not include any subsequent payments to settle realized credit event losses.
Net unrealized losses on Primus Financial’s portfolio of credit swaps were $1.3 billion at September 30, 2008, compared with $544.1 million at December 31, 2007. As noted earlier, the Company adopted SFAS No. 157 in 2008. As at September 30, 2008, the Company recorded a favorable non-performance risk adjustment of $716.0 million, which reduced its credit swap fair value liabilities.
Subsequent Events
Subsequent to September 30, 2008, Primus Financial incurred two additional credit events in its credit swap portfolio. On October 9, 2008, the Financial Supervisory Authority of Iceland placed Kaupthing Bank into receivership, which constituted a credit event. As of September 30, 2008, Primus Financial’s single name credit swap notional exposure to Kaupthing Bank was $68.2 million. Primus Financial anticipates making settlement on this credit event, net of recovery values, in the fourth quarter of 2008. Primus Financial also has credit swap exposure to Kaupthing Bank in its tranche portfolios. The Company does not anticipate Primus Financial will have to make payments on its tranche transactions as a result of Kaupthing Bank being put into receivership. However, the capital requirements associated with each affected tranche will increase as a result of a reduction in tranche subordination. On October 16, 2008, two residential mortgage-backed securities, referenced by credit swaps written by Primus Financial, were downgraded below Caa2 by Moody’s. The notional principal on these credit swaps was $15.0 million, of which $5.0 million is with LBSF. Under the terms of the credit swaps on ABS, a downgrade of the underlying security to CCC (S&P) or Caa2 (Moody’s), or below, is considered a credit event.
On October 8, 2008, the Company announced that its Board of Directors has authorized the repurchase of the Company’s 7% senior notes (NYSE:PRD). Today, the Company announces that its Board of Directors has authorized a buyback of the Company’s common shares. The Board of Directors has authorized an expenditure of up to $25 million of available cash for the purchase of the senior notes and/or common shares, the purchases to be made at management’s discretion.
Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, November 5, 2008, at 11:30 a.m., Eastern Time, to discuss its third quarter 2008 financial results. A copy this press release and financial supplement will be available in the Investor Relations section of the Company’s Web site, located at www.primusguaranty.com.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 800-591-6923 (domestic)/617-614-4907 (international), Passcode 31504272.
A replay of the call will be available from Wednesday, November 5, 2008, at 1:00 p.m., Eastern Time, until Wednesday, November 26, 2008, at 5:00 p.m., Eastern Time. To listen to the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), Passcode 72558788.

Supplemental financial information, including additional credit swap portfolio and historical data, will be available on the Company’s Web site www.primusguaranty.com under “Investor Relations-Webcasts”.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company, with two principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc. Primus Financial Products provides protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages private investment vehicles, including two CLOs and three CSOs for third parties.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Financial Condition
(in thousands except per share amounts)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$298,335	$242,665
Available-for-sale investments	615,472	617,631
Accrued interest receivable	4,020	7,684
Accrued premiums and receivables on credit and other swaps	2,612	4,187
Unrealized gain on credit and other swaps, at fair value	16	606
Fixed assets and software costs, net	4,739	5,036
Debt issuance costs, net	6,731	6,965
Other assets	3,224	3,872

Total assets	$935,149	$888,646

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$1,749	$2,182
Accrued compensation	2,929	5,957
Interest payable	397	831
Unrealized loss on credit and other swaps, at fair value	1,313,815	544,731
Payable for credit events	84,491	—
Accrued premiums and payables on credit and other swaps	—	1,770
Long-term debt	326,186	325,904
Restructuring liabilities	—	1,709
Other liabilities	466	503

Total liabilities	1,730,033	883,587

Preferred securities of subsidiary	98,521	98,521

Commitments and contingencies
Shareholders’ equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,234,113 and 45,035,593 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	3,619	3,603
Additional paid-in capital	283,529	280,224
Accumulated other comprehensive loss	(10,282)	(4,712)
Retained earnings (deficit)	(1,170,271)	(372,577)

Total shareholders’ equity (deficit)	(893,405)	(93,462)

Total liabilities, preferred securities of subsidiary and shareholders’ equity (deficit)	$935,149	$888,646

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenues
Net credit swap loss	$(387,683)	$(120,122)	$(780,308)	$(140,994)
Asset management and advisory fees	1,096	1,097	3,276	2,383
Interest income	6,212	10,881	21,725	31,174
Other trading loss	—	(3,887)	—	(1,920)
Foreign currency revaluation loss	(140)	—	(267)	(12)

Total net losses	(380,515)	(112,031)	(755,574)	(109,369)

Expenses
Compensation and employee benefits	1,739	4,890	13,894	16,866
Professional and legal fees	796	1,355	3,100	3,794
Depreciation and amortization	336	387	999	1,334
Technology and data	854	1,286	2,865	3,241
Interest expense	3,974	5,315	12,838	15,036
Other	596	1,469	3,219	4,414

Total expenses	8,295	14,702	36,915	44,685
Distributions on preferred securities of subsidiary	1,397	1,702	5,144	5,563

Loss before provision for income taxes	(390,207)	(128,435)	(797,633)	(159,617)
Provision for income taxes	12	—	61	52

Net loss available to common shares	$(390,219)	$(128,435)	$(797,694)	$(159,669)

Loss per common share:
Basic	$(8.63)	$(2.85)	$(17.65)	$(3.57)
Diluted	$(8.63)	$(2.85)	$(17.65)	$(3.57)
Average common shares outstanding:
Basic	45,230	45,024	45,187	44,734
Diluted	45,230	45,024	45,187	44,734

Primus Guaranty, Ltd.
Regulation G Disclosure
Economic Results
September 30, 2008
(Unaudited)
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit swaps. Therefore, the Company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold, any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken as investments) and includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). Commencing in the third quarter of 2008, the Company will make provisions for credit events of this nature in the period in which the event occurs for GAAP reporting and Economic Results, a change from our previous practice. The Company believes that quarterly fluctuations in the fair market value of the CDS portfolio have little or no effect on the Company’s operations. Economic Results provide a useful, and more meaningful, alternative view of the Company’s performance.
Economic Results per Diluted Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in 000’s except per share amounts)	2008	2007	2008	2007
GAAP net loss	$(390,219)	$(128,435)	$(797,694)	$(159,669)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold losses	327,646	140,820	769,770	198,333
Less: Realized gains from early termination of credit swaps sold	(4)	(1,182)	(28)	(3,197)
Add: Amortization of realized gains from the early termination of credit swaps sold	466	1,399	1,746	5,232
Less: Provision for ABS credit event	—	—	(189)	—
Add: Deduction against provision for credit events	—	—	4,875	—

Net Economic Results	$(62,111)	$12,602	$(21,520)	$40,699

Economic Results per diluted share	$(1.37)	$0.28	$(0.48)	$0.90

Economic Results weighted average common shares — diluted	45,230	45,206	45,187	45,130
Economic Results Book Value per Share

	September 30,	December 31,
	2008	2007

GAAP Shareholders’ Equity	$(893,405)	$(93,462)
Adjustments:

Add: Accumulated other comprehensive loss	10,282	4,712
Less: Unrealized fair value of credit swaps sold loss	1,313,799	544,029
Less: Realized gains from early termination of credit swaps sold	(33,574)	(33,546)
Add: Amortized realized gains from the early termination of credit swaps sold	30,792	29,046
Less: Provision for ABS credit event	(41,069)	(40,880)
Add: Deduction against provision for credit events	4,875	—

Economic Results Shareholders’ Equity	$391,700	$409,899

Economic Results book value per share issued and outstanding	$8.66	$9.10

GAAP book value per share issued and outstanding	$(19.75)	$(2.08)

Common shares issued and outstanding	45,234	45,036